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                                                                    Exhibit 10.1

                              RELOCATION AGREEMENT

         THIS AGREEMENT is made as of June 5, 2001, by and between ADVANTA CORP., a Delaware Corporation, ("Advanta") having an address at Welsh and McKean Roads, Spring House, PA 19477 and Jeffrey D. Beck, an individual, ("Jeff") having an address at 3160 East Old Ridge Circle, Salt Lake City, UT 84121.

         THE BACKGROUND OF THIS AGREEMENT IS AS FOLLOWS:

A. Jeff is President of Advanta Bank Corp., an affiliate of Advanta. In connection with his presidency of Advanta Bank Corp., Advanta has asked Jeff to establish and maintain residency in Utah and has agreed to (i) provide mortgage financing for the acquisition of his residence in Utah, (ii) to pay Jeff a relocation payment for certain expenses related to his relocation to Utah and (iii) to provide a equity line of credit to finance certain expenses relating to the establishment and maintenance of his residence in Utah.

B. As of June 5, 2001, Jeff is the owner of certain real property located in Salt Lake County, Utah, and known as 3160 East Old Ridge Circle, Salt Lake City, Utah (the "Property") which is more fully described in Exhibit "A" attached hereto .

C. At closing Jeff executed and delivered to Advanta, a Note dated June 5, 2001 in the original principal amount of Three Hundred Fifty Two Thousand Eight Hundred Dollars ($352,800.00) (the "Purchase Money Note") and a Deed of Trust dated June 5, 2001 ("Purchase Money Deed of Trust") securing the Purchase Money Note and intended to be a first lien against the Property. The Purchase Money Deed of Trust was recorded in the official records of Salt Lake County, Utah as Entry No. 7697069 in Book 8465, at page 3390. A copy of the Purchase Money Note and a copy of the Purchase Money Mortgage are attached hereto as Exhibits "B" and Exhibit "C";

D. Advanta also agreed to pay Jeff the sum of Forty Thousand Five Hundred Eighty-one and 08/100 Dollars ($40,581.08), as a relocation payment plus an additional sum equal to the amount of Jeff's income tax liability for such relocation payment;

E. Advanta desires to provide to Jeff an equity line of credit in an amount not to exceed One Hundred Thousand Dollars ($100,000) for use by Jeff in establishing and maintaining the Property.

F. Jeff has agreed to execute and deliver to Advanta a promissory note (the "Revolving Note"), in the form attached hereto as Exhibit "D", to evidence the equity line of credit;

G. Jeff has agreed to execute and deliver to Advanta a deed of trust securing the Revolving Note in the form attached hereto as Exhibit "E", which is intended to be recorded as a second lien against the Property (the "Revolving Deed of Trust"); and
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H.       Jeff and Advanta desire to set forth their understanding with respect to these loans and the repayment of the Purchase Money Note and the Revolving Note.

         NOW, THEREFORE, intending to be legally bound hereby, Jeff and Advanta agree as follows:

         1.       Purchase Money Obligation.

                  (a)      The original principal amount of the Purchase Money
                           Note is $352,800.00. Pursuant to the Purchase Money Note, interest will be charged on unpaid principal until the full amount of principal and accrued interest has been paid. Interest thereunder shall be charged at an annual rate of seven percent (7%). The maturity date of the Purchase Money Note is June 30, 2031.

                  (b) In the absence of a Repayment Event as described below, repayment of all principal and interest due under the Purchase Money Note is deferred for the initial three (3) years of the term. Beginning on July 1, 2004, Jeff will pay principal and interest under the Purchase Money Note by making payments every month.. Jeff will continue to make monthly payments of principal and interest on the first day of each month thereafter until he has paid all of the principal and interest and any other charges that he may owe under the Purchase Money Note. Monthly payments will be applied to interest before principal. If, on June 30, 2031 Jeff still owes amounts under the Purchase Money Note, he will pay those amounts in full on that date, which is called the "maturity date."

                  (c) Monthly payments under the Purchase Money Note will be calculated as of July 1, 2004 by adding all accrued and unpaid interest as of such date to the then outstanding principal balance and amortizing such amount, at the annual rate of seven percent (7%), over the then remaining term of the Purchase Money Note.

                  (d) The Purchase Money Deed of Trust refers to a Rider described therein as "the Rider to Note." While there is no Rider attached to the Purchase Money Note, this Agreement is intended to act a Rider thereto and is hereby incorporated into the terms of the Purchase Money Note.

         2.       Revolving Note and Revolving Deed of Trust.

                  (a) Jeff shall use the proceeds of the Revolving Note for the costs associated with establishing his household at the Property and maintaining the Property, including, for example, purchases of furniture, linens, dishes, appliances and the payment of repair bills, condominium fees, taxes and utility bills, as mutually agreed by Jeff and Advanta from time to time.

                  (b) Requests for advances under the Revolving Note may be made by Jeff from time to time. The procedure to be followed for advances is as


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                           follows: Jeff shall submit to Advanta (to the
                           attention of Marci Wilf) a Draw Request Form (in the form attached hereto as Exhibit "F"), together with copies of all receipts or other appropriate documentation and, if not clear from the documentation submitted, an explanation of the expenses represented by the receipts or other documents. Upon confirmation by Advanta that the expenses submitted are agreed upon expenses under this Agreement, a sum equal to the total of such expenses shall be advanced to Jeff and same shall be deemed an advance under the Revolving Note. All advances under the Revolving Note shall cease upon the earlier of June 30, 2004 or another Repayment Event as described below, except for advances for "Carrying Costs" (as hereinafter defined).

                  (c) The original principal amount available to Jeff under the Revolving Note is One Hundred Thousand Dollars ($100,000). Under the Revolving Note, interest will be charged on so much of the principal as has been advanced from time to time until the full amount of principal and accrued interest has been repaid. Interest thereunder shall be charged at an annual rate of seven percent (7%). The maturity date of the Revolving Note is June 30, 2011.

                  (d) In the absence of a Repayment Event as described below, repayment of all principal and interest due under the Revolving Note is deferred for the initial three (3) years of the term. Beginning on July 1, 2004, Jeff will pay principal and interest under the Revolving Note by making payments every month. Jeff will continue to make monthly payments of principal and interest on the first day of each month thereafter until he has paid all of the principal and interest and any other charges that he may owe under the Revolving Note. Monthly payments will be applied to interest before principal. If on June 30, 2011 Jeff still owes amounts under the Revolving Note, he will pay those amounts in full on that date which is called the "maturity date."

                  (e) Monthly payments under the Revolving Note will be calculated as of July 1, 2004 by adding all accrued and unpaid interest as of such date to the then outstanding principal balance and amortizing such amount at the annual rate of seven percent (7%) over the then remaining term of the Revolving Note.

                  (f) The Revolving Deed of Trust is intended to be recorded as a second lien against the Property as security for the repayment of the Revolving Note.

         3. Payments. Jeff will make all payments under the Purchase Money Note and the Revolving Note at Advanta Corp., Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania 19477 or at a different place if required by Advanta .

         4. Repayment Events. In the event that any of the following events occurs prior to the "maturity date" set forth in the Purchase Money Note or the Revolving Note,


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                  the total outstanding principal and accrued interest and all other sums secured by the Purchase Money Note and the Revolving Note shall become immediately due and payable (each, a "Repayment Event"):

                  (a) Jeff ceases to be President of Advanta Bank Corp. for any reason;

                  (b) Jeff leaves or retires or otherwise ceases to be employed by Advanta Bank Corp., Advanta or any other Advanta affiliate;

                  (c)      At settlement, if the Property is sold; or

                  (d) June 30th, 2004, unless such date is extended by mutual agreement of Jeff and Advanta.

         5.       Repayment of Debt Upon the Occurrence of a Repayment Event.

                  (a) Within thirty (30) days after the occurrence of any Repayment Event , or at any other time as Jeff and Advanta shall mutually agree, Jeff shall cause the Property to be appraised (by an appraiser mutually acceptable to Jeff and Advanta) to determine its fair market value (the "FMV"). If no other Repayment Event has previously occurred, Jeff shall cause the FMV to be determined within sixty (60) days of June 30, 2004, but no later than June 1, 2004.

                  (b) Within fifteen (15) days after determination of the FMV, Jeff shall advise Advanta whether he has elected to (i) retain the Property or (ii) sell the Property (the "Election").

                                    (i) If Jeff elects to retain the Property,
                           he shall, within ninety (90) days after the Election, repay to Advanta (x) all sums then due and payable under the Purchase Money Note and the Revolving Note, including all accrued and unpaid interest (such amount being called the "Debt" for purposes of this Paragraph 5), if the FMV is equal to or greater than the Debt; or (y) an amount equal to the FMV, if the FMV is less than the Debt. If the FMV is less than the Debt, the payment of the FMV shall be deemed to be payment in full of the Debt and Jeff shall be released from all further obligation under the Purchase Money Note and the Revolving Note. In either event, Advanta shall promptly satisfy of record the Purchase Money Deed of Trust and the Revolving Deed of Trust.

                                    (ii) If Jeff elects to sell the Property, he
                           shall, within six (6) months after the Election, repay to Advanta (x) one hundred percent (100%) of the Debt, if the net proceeds of such sale (the "Net Proceeds") are equal to or greater than the Debt; or
                           (y) an amount equal to the Net Proceeds, if the Net Proceeds are less than the Debt. If the Net Proceeds are less than the Debt, the payment of the Net Proceeds shall be deemed to be payment in full of the Debt and Jeff shall be released from all further obligation under the Purchase Money Note and the Revolving Note. In


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                           either event, Advanta shall promptly satisfy of
                           record the Purchase Money Deed of Trust and the Revolving Deed of Trust. For purposes of this Paragraph 5, the term "Net Proceeds" shall mean the proceeds of any sale of the Property less the costs of sale, including customary brokerage commissions and closing costs.

                  (c) If Jeff elects to retain the Property, but has not repaid the Debt within the time period described in subparagraph 5(b)(i) above, then such failure to repay the Debt shall be deemed to be a default under this Agreement and the Purchase Money Note and the Revolving Note and Advanta shall be entitled to exercise all of its rights and remedies hereunder and thereunder, including, but not limited to, instituting a foreclosure action under the Purchase Money Deed of Trust and the Revolving Deed of Trust. If Jeff elects to sell the Property, but, despite his reasonable efforts, is unable to do so within the time periods set forth in subparagraph 5(b)(ii) above, then such failure to sell the Property and to tender payment of the Net Proceeds to Advanta to repay the Debt as set forth above shall be deemed to be a default under this Agreement and the Purchase Money Note and the Revolving Note and Advanta shall be entitled to exercise all of its rights and remedies hereunder and thereunder as aforesaid. However, Jeff may cure any such default by tendering to Advanta a deed in lieu of foreclosure for the Property, whereupon Jeff shall have no further obligation under the Purchase Money Note or the Revolving Note.

                  (d) After any Repayment Event has occurred, and provided there has occurred no default hereunder or under the Purchase Money Note, the Purchase Money Deed of Trust, the Revolving Note or the Revolving Deed of Trust, Jeff may continue to make draws under the Revolving Note for the reasonable costs of maintaining the Property, including, but not limited to, condominium fees, taxes, utilities and any necessary repairs (collectively, "Carrying Costs"), but may not make draws under the Revolving Note for any other costs associated with the Property, such as acquisition of furniture or extraordinary improvements to the Property.

         6.       Effective Date. This Agreement is effective as of June 5,
                  2001.

         7. Notices. All notices required or permitted to be given by either Jeff or Advanta shall be given in writing in the manner set forth for the giving of notices in the Purchase Money Note.

         8 Captions. The headings and captions used in this Agreement are for convenience of reference only and shall not be construed to affect in any way the interpretation of this Agreement.

         9. Successors and Assigns. Subject to the limitations in this Agreement with respect to the rights of third parties, this Agreement shall be binding upon the parties and upon their respective heirs, executors, administrators, successors and assigns, and shall inure to


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                  the benefit of the successors and assigns of Advanta;
                  provided, Jeff shall not voluntarily, involuntarily, or by operation of law assign or transfer any right to receive proceeds of the Purchase Money Note or Revolving Note or any other interest which it may have under this Agreement, nor convey the Property or any part thereof, without the prior written consent of Advanta, which consent may be withheld in the sole discretion of Advanta.

         10. Amendment; Conflicts. This Agreement cannot be changed or amended except by agreement in writing signed by the party against whom enforcement of the change or amendment is sought. In the event of any conflict between the terms of this Agreement and any of the Loan Documents, the terms of this Agreement shall prevail.

         11. Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflicts-of-laws principles.

         12. Execution in Counterparts. This Agreement may be executed in any number of counterparts, which together will be deemed to constitute one and the same instrument.

                  The parties hereto have duly executed this Agreement, as a sealed instrument, as of the day and year first above written.

                       ADVANTA CORP.

                       By:            Elizabeth H. Mai              (SEAL)
                                ----------------------------------
                                Name: Elizabeth H. Mai
                                Title: Senior Vice President and General Counsel

                        JEFFREY D. BECK            (SEAL)
                       ----------------------------
                       JEFFREY D. BECK


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